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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           For the Six Months
                                                             Ended June 30,                 Year Ended December 31,
                                                           ------------------    ------------------------------------------------
                                                             2003      2002       2002      2001       2000      1999      1998
                                                            ------    ------     -------   -------    ------    ------    -------

Pre-tax income (loss) from continuing operations before
 adjustments for minority interests in consolidated
 subsidiaries or income or loss from equity investees(A)    $55,979   $38,650    $ 74,829  $ 36,296   $19,835   $(6,633)  $(16,482)
                                                             ======    ======     =======   =======    ======    ======    =======
Fixed charges:
 Interest expense and amortization of
  debt discount and premium on all indebtedness              12,048    13,593      27,210    29,716    36,126    21,461      5,382
Rentals:
 Buildings -- 33%                                            11,739    10,874      22,119    19,810    18,394     8,899      2,865
 Office and other equipment -- 33%                            3,166     3,135       6,286     5,397     4,516     3,428      1,094
Preferred stock dividend requirements of consolidated
 subsidiaries(A)                                                 --        --          --     2,777    24,121     4,065      2,565
                                                             ------    ------     -------   -------    ------    ------    -------
Total fixed charges                                         $26,953   $27,602    $ 55,615  $ 57,700   $83,157   $37,853   $ 11,906
                                                             ======    ======     =======   =======    ======    ======    =======
Pre-tax income (loss) from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity investees
 plus fixed charges, less preferred stock dividend
 requirements of consolidated subsidiaries                  $82,932   $66,252    $130,444  $ 91,219   $78,871   $27,155   $ (7,141)
                                                             ======    ======     =======   =======    ======    ======    =======
Ratio of earnings to fixed charges                             3.08      2.40        2.35      1.58       (B)    (B)(C)     (B)(C)
                                                             ======    ======     =======   =======    ======    ======    =======

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(A)  The preferred stock dividend requirements of consolidated subsidiaries is included in fixed charges (i.e., the denominator of the ratio calculation) but excluded from the numerator of the ratio calculation because such amount was not deducted in arriving at the pre-tax income (loss) from continuing operations, as defined.

     In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of
     FASB Statement No. 13, and Technical Corrections." As a result of rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. In accordance with the provisions of SFAS No. 145, the Company adopted this pronouncement in the first quarter of 2003. As a result of the adoption of SFAS No. 145 the Company reclassified its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations.

(B) In 1998, 1999 and 2000, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of approximately $19.0 million, $10.7 million and $4.3 million in 1998, 1999 and 2000, respectively, to achieve a coverage ratio of 1:1.
(C) Included in earnings for 1998 and 1999 were special charges of $10.2 million and $5.2 million, respectively, relating to asset impairments and litigation settlement costs. If such charges were not taken the Company would have needed to generate additional earnings of $8.8 million and $5.5 million in 1998 and 1999, respectively, to achieve a coverage ratio of 1:1.